Exhibit 99.1

DRAFT

Pactiv Evergreen Completes Acquisition of Fabri-Kal, a Leading Manufacturer of Foodservice and Consumer Brand Packaging Solutions

LAKE FOREST, Ill., October 1, 2021 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (NASDAQ: PTVE) announced that its wholly-owned subsidiary, Pactiv Evergreen Group Holdings Inc. has completed its acquisition of Fabri-Kal, a leading manufacturer of foodservice and consumer brand packaging solutions. Fabri-Kal’s products include portion cups, lids, clamshells, drink cups and yogurt containers for the consumer packaged goods and industrial food markets. Approximately half of Fabri-Kal’s sales are generated from fully compostable packaging products or fully recyclable packaging products.

“We are thrilled to welcome the Fabri-Kal team to Pactiv Evergreen,” said Michael King, Pactiv Evergreen CEO. “Fabri-Kal further expands and strengthens our position in the foodservice and consumer packaged goods businesses. Their four manufacturing facilities and distribution capabilities will complement and enhance Pactiv Evergreen’s existing position in the market place. This is a transformational time for our company as we build our foundation for future growth and deliver increased value for our employees, customers and shareholders.”

Contacts:

Investors:
Dhaval Patel
732.501.9657
dhaval.patel@pactivevergreen.com

Media:
Beth Kelly
412.303.4771
beth.kelly@pactivevergreen.com

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.